AMENDMENT TO RIGHTS AGREEMENT

        This Amendment (this “Amendment”) to that certain Rights Agreement by and between Bandag, Incorporated, an Iowa corporation (the “Company”), and Computershare Trust Company, N.A. (“Computershare”), dated as of August 21, 2006 (the “Rights Agreement”), is entered into by and between the Company and Computershare as of December 5, 2006.

RECITALS

        WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares, Class A Common Shares or Class B Common Shares, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

        WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct Computershare as Rights Agent to execute this Amendment.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

        Section 1. Direction to Rights Agent. The Company hereby directs Computershare, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

        Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to Computershare that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

        Section 3. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:

        (a)        Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

“(r) “Merger” shall have the meaning set forth in the Merger Agreement.

(s) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of December 5, 2006, by and among the Company, Grip Acquisition Corporation and Bridgestone Americas Holding, Inc. as such agreement may be amended from time to time.”

        (b)        Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, (i) neither Bridgestone Americas Holding, Inc. nor any of its Subsidiaries or direct or indirect parent entities (collectively, “Bridgestone”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the approval, execution or delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by Bridgestone contemplated by the Merger Agreement, including, without limitation, voting agreements entered into with any officer, director or other shareholder of the Company pursuant to the Merger Agreement (the “Voting Agreements”), if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the approval or consummation of the Merger; or (D) the approval or consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement; and (ii) no officer, director or other shareholder of the Company, acting individually or in a group, shall be, or shall deemed to be, an Acquiring Person solely by virtue of or as a result of entering into a Voting Agreement with Bridgestone. Each event described in subclauses (i)(A), (B), (C) and (D) and clause (ii) is referred to herein as an “Exempted Transaction”.”

        (c)        Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(c):

“Notwithstanding anything in this Section 1(c) to the contrary, (i) Bridgestone shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction; and (ii) no officer, director or other shareholder of the Company who enters into a Voting Agreement shall be deemed to be a Beneficial Owner of, or to beneficially own, any additional securities solely by virtue of or as a result of entering into a Voting Agreement with Bridgestone.”

        (d)        Section 1(p) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(p):

“Notwithstanding anything in this Section 1(p) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.”

        (e)        Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 3(a):

“Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

        (f)        Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

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“(a) As provided herein, each Common Share Purchase Right shall be exercisable to purchase one-half of one Common Share and each Class A Common Share Purchase Right shall be exercisable to purchase one-half of one Class A Common Share, subject to further adjustment. The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Common Share or Class A Common Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on August 20, 2016 subject to extension (the “Final Expiration Date”), (ii) immediately prior to the effective time of the Merger as provided in the Merger Agreement (the “Effective Time”), but only if such Effective Time shall occur, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), and (iv) the time at which such Rights are exchanged as provided in Section 24 hereof; provided, however, that if the number of Rights exercised would entitle the holder thereof to receive any fraction of a Common Share or Class A Common Share greater than one-half of a share, the holder thereof shall not be entitled to exercise such Rights unless such holder concurrently purchases from the Company (and in such event the Company shall sell to such holder), at a price in proportion to the Purchase Price, an additional fraction of a Common Share or Class A Common Share, as the case may be, which, when added to the number of Common Shares or Class A Common Shares, as appropriate, to be received upon such exercise, will equal an integral number of Common Shares or Class A Common Shares.”

        Section 4. Effectiveness and Continued Effectiveness. In accordance with the resolutions of the Company’s Board of Directors adopted on December 4, 2006, the amendments to the Rights Agreement set forth in Section 3 above are effective as of the time immediately prior to the execution of the Merger Agreement referenced in Section 3 above. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

        Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

        Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Iowa, except that the law of the State of Delaware shall govern the rights and duties of the Rights Agent hereunder, and for all purposes shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts to be made and performed entirely within such State (other than with respect to the rights and duties of the Rights Agent, which shall be governed by and construed in accordance with the laws of the State of Delaware).

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

BANDAG, INCORPORATED
By: /s/ Martin G. Carver
Name: Martin G. Carver
Title: Chairman of the Board, Chief Executive Officer and President
COMPUTERSHARE TRUST COMPANY, N.A.
By: /s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director

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